Exhibit 10.1
From the Office of: n/a
STANDARD FORM
PURCHASE AND SALE AGREEMENT
This 14th day of August 2007.

1.	PARTIES AND MAILING ADDRESS (fill in)	Century Bank and Trust Company
400 Mystic Avenue, Medford, MA 02155
hereinafter called the SELLER, agrees to SELL and

C&S Capital Properties, LLC
51 Main Street, Stoneham, MA 02180
hereinafter called the BUYER or PURCHASER, agrees to BUY, upon the terms hereinafter set forth the following described premises:

2.	DESCRIPTION (fill in and include title reference)	51 - 61 High Street, Medford, MA 02155 containing approximately 8,451 sq. ft. of land area

3.	BUILDINGS, STRUCTURES, IMPROVEMENTS, FIXTURES (fill in or delete)	Included in the sale as a part of said premises are the buildings, structures, and improvements now thereon, and the fixtures belonging to the SELLER and used in connection therewith including, if any, all wall-to-wall carpeting, drapery rods, venetian blinds, window shades, screens, screen doors, storm windows and doors, awnings, shutters, furnaces, heaters, heating equipment, stoves, ranges, gas burners and fixtures appurtenant thereto, hot water heaters, plumbing and bathroom fixtures, garbage disposers, electric and other lighting fixtures, mantels, outside television antennas, fences, gates, trees, shrubs, plants, and, ONLY IF BUILT IN, refrigerators, air conditioning equipment, ventilators, dishwashers, washing machines and dryers: and but excluding

4.	TITLE DEED (fill in)	Said premises are to be conveyed by a good and sufficient quitclaim deed running to the BUYER, or to the nominee designated by the BUYER by written notice to the SELLER at least seven (7) days before the deed is to be delivered as herein provided, and said deed shall convey a good and clear record and marketable title thereto, free from encumbrances, except

(a) Provisions of existing building and zoning laws.

(b) Existing rights and obligations in party walls which are not the subject of written agreement.

(c) Such taxes for the then current year as are not due and payable on the date of the delivery of such deed.

(d) Any liens for municipal betterments assessed after the date of this agreement.

(e) Easements, restrictions and reservations of record, if any, so long as the same do not prohibit or materially interfere with the current use of said premises.

(f)

TITLE REFERENCE: Certificate of Title No. 204233 filed in the Middlesex South Land Registration Office, in
Registration Book 1151, Page 83.
Include here by specific reference any restrictions, easements, rights and obligations in party walls not included in (b), leases, municipal and other liens, other encumbrances, and make provision to protect SELLER against BUYER’S breach of SELLER’s covenants in leases, where necessary

5.	PLANS	If said deed refers to a plan necessary to be recorded therewith the SELLER shall deliver such plan with the deed in form adequate for recording or registration.

6.	REGISTERED TITLE	In addition to the foregoing, if the title to said premises is registered, said deed shall be in form sufficient to entitle the BUYER to a Certificate of Title of said premises, and the SELLER shall deliver with said deed all instruments, if any, necessary to enable the BUYER to obtain such Certificate of Title

7.	PURCHASE PRICE (fill in); space is allowed to write out the amounts if desired	The agreed purchase price for said premises is One Million Five Hundred Thousand and 00/100 ($1,500,000.00) dollars of which

			$100,000.00	have been paid as a deposit this day and
$
			$1,400,000.00	are to be paid at the time of delivery of the deed in cash, or by certified cashier’s, treasurer’s or bank check(s)

$

			$1,500,000.00	TOTAL

COPYRIGHT © 1979, 1984, 1986, 1987, 1988 GREATER BOSTON REAL ESTATE BOARD	All rights reserved This form may not be copied or reproduced in whole or in part in any manner whatsoever without the prior express written consent of the Greater Boston Real Estate Board

8.	TIME FOR PERFORMANCE, DELIVERY OF DEED (fill in)	Such deed is to be delivered at 3:00 o’clock P.M. on the 17th day of August, 2007, at the Seller’s Office unless otherwise agreed upon in writing. It is agreed that time is of the essence of this agreement.

9.	POSSESSION AND CONDITION OF PREMISE. (attach a list of exceptions if any)	Full possession of said premises is to be delivered at the time of the delivery of the deed, said premises to be then (a) in the same condition as they now are, reasonable use and wear thereof excepted, and (b) not in violation of said building and zoning laws, and (c) in compliance with provisions of any instrument referred to in clause 4 hereof. The BUYER shall be entitled personally to inspect said premises prior to the delivery of the deed in order to determine whether the condition thereof complies with the terms of this clause.

10.	EXTENSION TO PERFECT TITLE OR MAKE PREMISES CONFORM (Change period of time if desired)	If the SELLER shall be unable to give title or to make conveyance, or to deliver possession of the premises, all as herein stipulated, or if at the time of the delivery of the deed the premises do not conform with the provisions hereof, then any payments made under this agreement shall be forthwith refunded and all other obligations of the parties hereto shall cease and this agreement shall be void without recourse to the parties hereto, unless the SELLER elects to use reasonable efforts to remove any defects in title, or to deliver possession as provided herein, or to make the said premises conform to the provisions hereof, as the case may be, in which event the SELLER shall give written notice thereof to the BUYER at or before the time for performance hereunder, and thereupon the time for performance hereof shall be extended for a period of thirty (30) days.

11.	FAILURE TO PERFECT TITLE OF MAKE PREMISES CONFORM, etc.	If at the expiration of the extended time the SELLER shall have failed so to remove any defects in title, deliver possession, or make the premises conform, as the case may be, all as herein agreed, or if at any time during the period of this agreement or any extension thereof, the holder of a mortgage on said premises shall refuse to permit the insurance proceeds, if any, to be used for such purposes, then any payments made under this agreement shall be forthwith refunded and all other obligations of the parties hereto shall cease and this agreement shall be void without recourse to the parties hereto.

12.	BUYER’s ELECTION TO ACCEPT TITLE	The BUYER shall have the election, at either the original or any extended time for performance, to accept such title as the SELLER can deliver to the said premises in their then condition and to pay therefore the purchase price without deduction, in which case the SELLER shall convey such title, except that in the event of such conveyance in accord with the provisions of this clause, if the said premises shall have been damaged by fire or casualty insured against, then the SELLER shall, unless the SELLER has previously restored the premises to their former condition, either

(a)       pay over or assign to the BUYER, on delivery of the deed, all amounts recovered or recoverable on account of such insurance, less any amounts reasonably expended by the SELLER for any partial restoration, or

(b)       if a holder of a mortgage on said premises shall not permit the insurance proceeds or a part thereof to be used to restore the said premises to their former condition or to be so paid over or assigned, give to the BUYER a credit against the purchase price, on delivery of the deed, equal to said amounts so recovered or recoverable and retained by the holder of the said mortgage less any amounts reasonably expended by the SELLER for any partial restoration.

13.	ACCEPTANCE OF DEED	The acceptance of a deed by the BUYER or his nominee as the case may be, shall be deemed to be a full performance and discharge of every agreement and obligation herein contained or expressed, except such as are, by the terms hereof, to be performed after the delivery of said deed.

14.	USE OF MONEY TO CLEAR TITLE	To enable the SELLER to make conveyance as herein provided, the SELLER may, at the time of delivery of the deed, use the purchase money or any portion thereof to clear the title of any or all encumbrances or interests, provided that all instruments so procured are recorded simultaneously with the delivery of said deed.

15.	INSURANCE *Insert amount	Until the delivery of the deed, the SELLER shall maintain insurance on said premises as follows:
	(list additional	Type of Insurance Amount of Coverage
types of insurance
	and amounts as	(a) Fire and Extended Coverage *$ 1,427,000
	agreed)	(b) General Liability $1,000,000
Aggregate $2,000,000

16.	ADJUSTMENTS (list operating expenses, if any, or attach schedule)	Collected rents, mortgage interest, water and sewer use charges, operating expenses (if any) according to the schedule attached hereto or set forth below, and taxes for the then current fiscal year, shall be apportioned and fuel value shall be adjusted, as of the day of performance of this agreement and the net amount thereof shall be added to or deducted from, as the case may be, the purchase price payable by the BUYER at the time of delivery of the deed. Uncollected rents for the current rental period shall be apportioned if and when collected by either party.

17.	ADJUSTMENT OF UNASSESSED AND ABATED TAXES	If the amount of said taxes is not known at the time of the delivery of the deed, they shall be apportioned on the basis of the taxes assessed for the preceding fiscal year, with a reapportionment as soon as the new tax rate and valuation can be ascertained, and, if the taxes which are to be apportioned shall there-after be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties, provided that neither party shall be obligated to institute or prosecute proceedings for an abatement unless herein otherwise agreed.

18.		[DELETED]

19.		[DELETED]

20.	DEPOSIT (fill in name)	All deposit made hereunder shall be held in escrow by the Seller, subject to the terms of this agreement and shall be duly accounted for at the time for performance of this agreement.

21.		[DELETED]

22.		[DELETED]

23.		[DELETED]

24.	LIABILITY OF TRUSTEE SHAREHOLDER BENEFICIARY, etc.	If the SELLER or BUYER executes this agreement in a representative of fiduciary capacity. Only the principal or the estate represented shall be bound and neither the SELLER or BUYER so executing nor any shareholder or beneficiary of any trust, shall be personality liable for any obligation, express or implied hereunder.

25.	WARRANTIES AND REPRESENTATIONS (fill in), if none. State “none” if any listed, indicate by whom each warranty or representation was made	The BUYER acknowledges that the BUYER has not has not been influenced to enter into this transaction nor has he relied upon any warranties or representations not set forth or incorporated in this agreement or previously made in writing, except for the following additional warranties and representations, if any, made by either the SELLER or the Broker(s) None.

26.	MORTGAGE CONTINGENCY CLAUSE (omit if not provided for in Offer to Purchase)	In order to help finance the acquisition of said premises, the BUYER shall apply for a conventional bank of other institutional mortgage loan of $ 1,000,000.00 at prevailing rates, terms and conditions. If despite the BUYER’s diligent efforts a commitment for such loan cannot be obtained on or before August 14, 2007 the BUYER may terminate this agreement by written notice to the SELLER and/or the Broker(s), as agent(s) for the SELLER, prior to the expiration of such time whereupon any payments made under this agreement shall be forthwith refunded and all other obligations of the parties hereto shall cease and his agreement shall be void without recourse to the parties hereto in no event will the BUYER be deemed to have used diligent efforts to obtain such commitment unless the BUYER submits a complete mortgage loan application conforming to the foregoing provision on or before August 14, 2007.

27.	CONSTRUCTION OF AGREEMENT	This instrument, executed in multiple counterparts, is to be construed as a Massachusetts contract, is to take effect as a sealed instrument, sets forth the entire contract between the parties, is binding upon and enures to the benefit of the parties hereto and their respective heirs, devisees, executors, administrations, successors and assigns, and may be cancelled, modified or amended only by a written instrument executed by both the SELLER and the BUYER if two or more persons are named herein as BUYER their obligation hereunder shall be joint and several. The captions and marginal notes are used only as a matter of convenience and are not to be considered a part of this agreement or be used in determining the intent of the parties to it.

28.	[DELETED]

29.	[DELETED]

30.	ADDITIONAL PROVISIONS	The initialed riders, if any, attached hereto, are incorporated herein by reference.
NOTICE This is a legal document that creates binding obligations if not understood, consult an attorney

Century Bank and Trust Company

	By:	/s/ Jonathan G. Sloane, Co-Pres/Co-CEO.

SELLER (or spouse)	SELLER Jonathan G. Sloane, Co-President & Co-CEO

	By:	/s/ Joseph Senna

BUYER	BUYER Joseph Senna
Managing Partner of
C&S Capital Properties LLC

Broker(s)

EXTENSION OF TIME FOR PERFORMANCE
Date
     The time for the performance of the foregoing agreement is extended until                     o clock___M on the                      day of                      19                     , time still being of the essence of this agreement as extended in all other respects, this agreement is hereby ratified and confirmed.
     This extension, executed in multiple counterparts, is intented to take effect as a sealed instrument.

Seller (or spouse)	SELLER

BUYER	BUYER

Broker(s)